Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-171140

PROSPECTUS

59,687,333 Shares

Common Stock, par value $0.01

This prospectus relates to the offer and sale from time to time of up to 29,075,000 shares of our outstanding common stock and 30,612,333 shares of our common stock issuable upon the exercise of warrants previously issued to certain shareholders named in this prospectus pursuant to a private placement completed on October 29, 2010.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale of the shares. We will, however, receive the proceeds of any cash exercise of the warrants.

Our common stock is quoted on the OTC Bulletin Board® under the ticker symbol “INIS.OB.”  On January 5, 2011, the last sale price of the common stock, as reported on the OTC Bulletin Board®, was $0.26 per share.

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 1 and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2011.

You should rely on the information that is contained in or incorporated by reference into this prospectus or that is contained in any free writing prospectus we may authorize to be delivered to you.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable.  Our business, financial condition, results of operations, and prospects may have changed since those dates.  The selling shareholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the U.S. Securities and Exchange Commission’s, or SEC, website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When used in this prospectus, the terms “International Isotopes,” “INIS,” “we,” “our,” “us” or the “Company” refer to International Isotopes Inc. and its consolidated subsidiaries, unless otherwise indicated or as the context otherwise requires.

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COMPANY INFORMATION

We manufacture a full range of nuclear medicine calibration and reference standards, a wide range of products including cobalt teletherapy sources, and a varied selection of radioisotopes and radiochemicals for medical research, and clinical devices.  We also provide a host of transportation, recycling, and processing services on a contract basis for clients.  Additionally, we hold several patents for a fluorine extraction process that we are planning to use in conjunction with a new commercial depleted uranium de-conversion facility.  Our core business consists of six reportable segments which include: Nuclear Medicine Standards, Cobalt Products, Radiochemical Products, Fluorine Products, Radiological Services, and Transportation.

International Isotopes Inc. was formed as a Texas corporation in 1995.  Our principal executive offices are located at 4137 Commerce Circle, Idaho Falls, Idaho 83401, and our phone number is (208) 524-5300. Our wholly owned subsidiaries are International Isotopes Idaho Inc.; International Isotopes Fluorine Products, Inc.; and International Isotopes Transportation Services, Inc., all of which are Idaho corporations.  Our headquarters and all current operations are located within two facilities in Idaho Falls, Idaho.

We maintain a website at www.internationalisotopes.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus and shall not be deemed to be incorporated by reference into the registration statement as a result of this prospectus.  You may read and copy any materials we file with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an electronic Internet site that contains our reports, proxy and information statements, and other information at www.sec.gov.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety (the “INIS Risk Factors”).

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the INIS Risk Factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement. Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and any accompanying prospectus supplement. These statements relate to our expectations about future events. Discussions containing forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below under “Forward-Looking Information,” that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Risks Related To Our Proposed De-Conversion and FEP Business

We do not have an operating history with respect to our strategy to combine de-conversion services and FEP produced fluoride gas products and this business may not succeed.

We have no operating results with respect to providing de-conversion services or producing high volumes of fluoride gas products using our Fluorine Extraction Process (FEP) to date and, therefore, we do not have an operating history upon which you can evaluate this business or our prospects.  Our prospects must be considered in light of the risks and uncertainties encountered in entering a new line of business.  Some of these risks relate to our potential inability to:

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construct our planned de-conversion and FEP production plant and obtain the additional financing necessary for such construction;

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secure additional agreements to provide de-conversion services, on acceptable terms, pursuant to which we would obtain the depleted uranium hexafluoride (UF6) necessary for de-conversion and produce depleted uranium tetrafluoride (UF4) for FEP operations;

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commence significant operations in providing de-conversion services and producing fluoride gas using FEP;

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produce high volumes of fluoride gas using FEP;

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secure customers for our fluoride gas products, on acceptable terms;

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effectively manage this new business and its operations;

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successfully establish and maintain our intended low-cost structure;

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successfully obtain disposal services for our depleted uranium waste stream; and

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successfully address the other risks described throughout this prospectus.

If we cannot successfully manage these risks, our business and results of operations and financial condition will suffer.

We will need to raise significant funds to complete the construction of our de-conversion and FEP facility.

We will need to raise approximately $100 million of capital to complete construction of our planned de-conversion and FEP facility, and there is no guarantee that we will be able to raise the additional capital required to complete the facility on acceptable terms, or at all.  In addition, the total funds required to complete this project have been based upon early preliminary estimates and there can be no assurance that unforeseen expenses will not be incurred and additional funding required to complete the project.  At September 30, 2010, we had two outstanding loans with Compass Bank.  One loan has an outstanding balance of $42,391 as of December 6, 2010, with an interest rate of 9.25%, and matures on September 15, 2011.  The second loan matures on April 20, 2011 and as of December 6, 2010, has an outstanding balance of $426,283, with an interest rate of 7.25%.  We also owe $500,000 to our former Chairman of the Board pursuant to a note that matures in April 2012.  Principal and interest payments on this note are paid annually based upon net profits (annual principal payment to equal to 30% of net pre-tax profits).  On February 24, 2010, the Company sold convertible debentures for an aggregate amount of $3,075,000, and at September 30, 2010 the amount outstanding of such debt was $2,664,996 (net of beneficial conversion feature of $410,004).  Although cash flow from current operations is adequate to support our current operating activities and periodic payments on these notes, alternate sources of funding will be necessary to pay off these notes at maturity should we not be able to renew and extend their terms.

We may be unsuccessful in obtaining a loan guarantee from the DOE to complete construction of our de-conversion and FEP facility.

We have submitted an application to the Department of Energy (DOE) Loan Guarantee Office for a loan guarantee for the construction of our de-conversion and FEP facility.  The DOE loan guarantee program provides low cost loans for up to 80% of the capital cost of qualifying projects in the fields of energy and energy efficiency.  There can be no guarantee that the DOE will determine our project to be a qualifying project or that the DOE will award us a loan guarantee.  If the loan guarantee application is unsuccessful, we will have to raise the balance of the funds required for the planned facility through additional equity or debt financing.  There can be no assurance that we will be able to secure additional equity or debt financing on acceptable terms, or at all, if the loan guarantee is not available.

We currently have only one contract to provide de-conversion services to an enrichment firm.

We currently have only one effective de-conversion services agreement, with Louisiana Energy Services (LES).  The agreement is conditional, among other things, upon each party obtaining necessary third party and government approvals, LES obtaining the approval of the NRC to the amendment of a provision in LES's materials license that prohibits shipments of depleted uranium to de-conversion facilities employing anhydrous hydrofluoric acid in the de-conversion process, and our meeting certain performance milestones in the construction and start-up of the planned facility.  If we cannot demonstrate certain production capacities in accordance with the agreement, LES has the option to terminate the agreement.

We need to secure off take agreements in addition to the agreement with LES in order to operate our Phase I de-conversion and FEP facility at its currently planned capacity.  Failure to meet the conditions set forth in the agreement with LES, or a failure to obtain additional off take agreements or sufficient quantities of depleted UF6 for de-conversion would have a significant and direct impact on our ability to complete the project and our ability to generate revenue from our de-conversion and FEP facility.

There is no history of large-scale commercial fluoride gas production utilizing FEP.

We have successfully demonstrated the feasibility of using FEP to produce germanium tetrafluoride and Starmet Corporation (Starmet), from which we purchased the rights for FEP, used FEP to produce silicon tetrafluoride.  However, FEP has not been used for large-scale commercial production of the size and magnitude envisioned in conjunction with the de-conversion process and there may be technical issues and process challenges related to the utilization of FEP for large-scale commercial production.  Unforeseen issues associated with constructing and scaling up these new FEP operations could significantly impact our proposed schedule and our overall ability to produce high-purity fluoride gas in the quantities anticipated.

We cannot guarantee that we will secure customers for our fluoride gas products or that there will be a significant market for such products at the time we expect to begin our FEP operations.

The successful and economical operation of the depleted UF6 de-conversion and FEP facility will require that we reach agreement with one or more commercial companies for the sale of our fluoride products.  At the present time, we do not have any contracts or other commitments from customers to purchase our fluoride gas.  Failure to secure such sales agreements would have a significant and direct impact on our ability to ultimately complete the project and earn revenues from fluoride gas production.  The size of the fluoride gas market, the price of various fluoride gases and the market acceptance of our fluoride gas products are subject to many factors beyond our control, including general economic conditions and demand for fluoride gases at the time we begin FEP operations.  Furthermore, we may be unsuccessful in obtaining market share at acceptable prices.

The licensing and environmental permitting process with respect to the construction of our planned depleted UF6 de-conversion and FEP facility is ongoing and we cannot guarantee the amount of time required to obtain approval from the NRC  and the State of New Mexico for operation of these facilities, or that approval will be granted at all.

The commencement of construction of our planned depleted UF6 de-conversion and FEP facility is dependent upon the U.S. Nuclear Regulatory Commission’s (NRC) schedule for licensing and permitting the facility.  We have no control over the time required by the NRC to complete its license review and the environmental review process entails a series of public meetings that could delay or disrupt the license process.  Furthermore, the NRC may decline to grant the required licenses, which would have a material adverse effect on our business plans.

Several permits will be required to be issued by the New Mexico Environment Department (NMED), including air and groundwater permits.  Applications for these permits have not been prepared and submitted at the present time.  The time required for NMED to review these permit applications will be subject to NMED staff availability, NMED funding, and the extent that technical issues are raised and resolved during the licensing process.  There is no guarantee that any technical issues will be resolved and that the NMED will issue all required permits or issue the permits in accordance with our planned schedule for operations.

The DOE is obligated to take depleted uranium from enrichment companies.

The DOE is potentially developing two depleted uranium de-conversion facilities.  These facilities will be obligated to process depleted uranium produced from U.S. commercial uranium enrichment facilities.  We cannot assure you that enrichment companies will not select the DOE as their de-conversion service provider.

We will be handling large quantities of depleted UF6 and fluoride gases, which are radioactive and hazardous materials respectively, and are subject to intense regulation.

The hazardous nature of depleted UF6 and fluoride gases affects the actions we are required to take for licensing, air permitting, environmental review, emergency response, liability insurance, personnel training, and generally increases the level of concern by the general public with respect to our handling of these materials.  All of these factors complicate the licensing and operations processes and involve a host of additional regulatory factors that could affect the timeline for completing our de-conversion and FEP facility, cost estimates, and involve political pressures that could negatively influence operations.

We will be subject to competition from the DOE and other companies.

While there are no currently operating commercial depleted UF6 de-conversion facilities in the U.S., there are four UF6 de-conversion facilities in the U.S. that de-convert enriched uranium for fuel fabrication and the DOE is currently building two de-conversion plants intending to process the 1.6 billion pounds of depleted UF6 stored by the DOE.  Additionally, AREVA currently operates a de-conversion plant in France, URENCO a facility in the U.K. and Rosatom has constructed a facility in Russia.  There can be no guarantee that the existing UF6 de-conversion facilities will not build additional facilities to expand their operations and compete with us in providing de-conversion services, that the DOE will not choose to use a portion of their capacity to process depleted UF6 generated by commercial enrichment companies, or that commercial enrichment companies will not choose to ship their depleted UF6 overseas for processing in France, the U.K. or Russia.

Risks Related To Our Current Business Operations

We are dependent on various third parties in connection with our business operations.

The production of high specific activity cobalt is dependent upon the DOE, and its prime-operating contractor, which controls the Idaho reactor.  Loss of the ability to use these irradiation services would significantly impact our cobalt products business segment because there is not currently another reactor available in the U.S. that is capable of providing this type of service for us.  Our gemstone production is tied to an exclusive agreement with Quali-Tech, Inc., and future gemstone irradiation services are dependent upon the continuation of that agreement.  Should this agreement terminate, sales in our radiological services would be negatively impacted because the agreement prohibits us from processing gemstones for other customers for two years after the agreement terminates.  Our nuclear medicine calibration and reference standard manufacturing is conducted under an exclusive contract with RadQual, LLC, which in turn has agreements in place with several companies for marketing and sales.  Our radiochemical iodine is supplied through a contract with a single supply source.  Unanticipated contract terminations by any of these suppliers and other third parties can have a material adverse impact on operations, financial results, and cash flow.

We are dependent on a limited number of customers in connection with our current business operations.

During 2009, sales to one major customer accounted for 54% of our total gross revenue.  Sales under exclusive contract with this customer represented 29%, 33%, and 58% of our total gross revenues for the years ended December 31, 2009, 2008, and 2007 respectively.  Combined sales, on which we are dependent, to our three largest customers accounted for 51% of our total gross revenues during 2009.  Combined sales to these three customers accounted for 50% of gross revenue in 2008 and 74% in 2007.  Although we are making efforts to reduce our dependency on a small number of customers, the loss of any one of these significant customers could have a significant impact on our future results of operations and financial condition.  Unanticipated contract terminations by any of these current customers could have a material adverse impact on operations, financial results, and cash flow.

We are subject to competition from other companies.

Each of our existing business areas has direct competition from other businesses.  High specific activity cobalt is supplied by other reactor facilities around the world.  Nuclear medicine calibration and reference standards are being produced by one other major manufacturer in the U.S.  Most of our radiochemicals are also manufactured by several other companies in the world, and there are other suppliers of high-purity fluoride products.  Each of our competitors has significantly greater financial resources that could give them competitive advantage over us.

Risks Related To Our Company Generally

We have incurred and may continue to incur losses.

With the exception of 2002, we have incurred net losses for most fiscal periods since our inception.  From inception through September 30, 2010, we have generated $50,414,399 in revenues and accumulated deficit (including preferred stock dividends and returns) in the amount of $104,089,288.  The negative cash flow we have sustained has materially reduced our working capital, which in turn, could materially and negatively impact our ability to fund future operations.  Management has taken, and continues to take, actions to improve our results.  The availability of necessary working capital, however, is subject to many factors beyond our control, including our ability to obtain favorable financing, economic cycles, market acceptance of our products, competitors’ responses to our products, the intensity of competition in our markets, and the level of demand for our products.

Our operations expose us to the risk of material environmental liabilities.

We are subject to potentially material liabilities related to the remediation of environmental hazards and to personal injuries or property damages that may be caused by hazardous substance releases and exposures.  The materials used in our operations subject us to risks of environmental contamination that subject us to liability, including remediation obligations that could be very costly.  In addition, the discovery of previously unknown contamination could require us to incur costs in the future that would have a negative effect on our financial condition or results of operations.  An irrevocable, automatically renewable letter of credit against a certificate of deposit at Wells Fargo Bank N.A. has been used to provide the financial assurance required by the NRC for our Idaho facility license for decommissioning upon termination of operations and a similar mechanism will be required to fund the decommissioning of the new facility.  However, if a contamination event from the spread of uranium occurs within, or outside, of our facility, we would be financially responsible to remediate such spills and could have to borrow money or fund the remediation liability from our future revenue.  We may not be able to borrow the funds, or have available revenue, sufficient to meet this potential liability, which could have a significant negative impact on our results of operations.

We are dependent upon key personnel.

Our ongoing operations are dependent on Steve T. Laflin, President and Chief Executive Officer.  The loss of Mr. Laflin could have a material adverse effect on our business.  We have a $2 million key man life insurance policy on Mr. Laflin.  There is no assurance that we will be able to retain Mr. Laflin or our existing personnel or attract additional qualified employees.  The loss of any of our key personnel or an inability to attract additional qualified employees could result in a significant decline in revenue.

General economic conditions in markets in which we do business can impact the demand for our goods and services.  Decreased demand for our products and services can have a negative impact on our financial performance and cash flow.

Demand for our products and services, in part, depends on the general economic conditions affecting the countries and industries in which we do business.  A downturn in economic conditions in a country or industry that we serve may negatively impact demand for our products and services, in turn negatively impacting our operations and financial results.  Further, changes in demand for our products and services can magnify the impact of economic cycles on our businesses.  For instance, our topaz gemstone processing is affected by the demand for luxury items such as jewelry as well as by the instability of foreign markets which are key in the manufacture of products using irradiated gemstones.

Volatility in raw material and energy costs, interruption in ordinary sources of supply and an inability to recover unanticipated increases in energy and raw material costs from customers could result in lost sales or significantly increase the cost of doing business.

Market and economic conditions affecting the costs of raw materials, utilities, energy costs, and infrastructure required to provide for the delivery of our goods and services are beyond our control and any disruption or halt in supplies, or rapid escalations in costs could affect our ability to manufacture products or to competitively price our products in the marketplace.  For instance, an interruption in the supply of isotopes such as cobalt 57 or iodine 131 could result in lost sales of nuclear medicine and calibration standards sales and radiochemical products.

We are subject to extensive government regulation in jurisdictions around the globe in which we do business.  Regulations address, among other things, environmental compliance, import/export restrictions, healthcare services, taxes and financial reporting, and can significantly increase the cost of doing business, which in turn can negatively impact our operations, financial results and cash flow.

We are subject to government regulation and intervention both in the United States and in all foreign jurisdictions in which we conduct business. Compliance with applicable laws and regulations results in higher capital expenditures and operating costs and changes to current regulations with which we must comply can necessitate further capital expenditures and increases in operating costs to enable continued compliance.  Additionally, from time to time, we may be involved in legal or administrative proceedings under certain of these laws and regulations.  Significant areas of regulation and intervention include the following:

Radioactive Waste.  All of our manufacturing processes generate some radioactive waste.  We must handle this waste pursuant to the Low Level Radioactive Waste Policy Act of 1980, which requires the safe disposal of mildly radioactive materials.  The estimated costs for storage and disposal of these materials have been included in the manufacturing and sales price of our products.  However, actual disposal costs are subject to change at the discretion of the disposal site and are ultimately applied at the time of disposal. The NRC is revising its regulations on the disposal of depleted uranium waste at low level waste disposal facilities that accept substantial quantities of depleted uranium. If commercial low level waste facilities are not readily available to us, we may not be able to provide the de-conversion services at the level assumed by our business model.

Health Compliance.  Health regulations, dictated by the U.S. Occupational Safety and Health Administration (OSHA) and NRC are extensive in our business.  There is no assurance that our activities will not at times result in liability under health regulations.  Costs and expenses resulting from such liability may materially negatively impact our operations and financial condition.  Overall, health laws and regulations will continue to affect our business worldwide.

Environmental Regulation.  We are subject to various federal, state, local and foreign government requirements regulating the discharge of materials into the environment or otherwise relating to the protection of the environment.  These laws and regulations include, but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and state statutes such as the Idaho Hazardous Waste Management Act, the Low Level Radioactive Waste Policy Act of 1980, NRC regulations concerning various irradiated, radioactive, and depleted uranium materials, and U.S. Department of Transportation regulations concerning shipment of radioactive materials.  Certain of these laws and regulations can impose substantial fines and criminal sanctions for violations, and require installation of costly equipment or operational changes to limit emissions and/or decrease the likelihood of accidental hazardous substance releases.  We incur, and expect to continue to incur capital and operating costs to comply with these laws and regulations.  In addition, changes in laws, regulations and enforcement of policies, or the imposition of new clean-up requirements or remedial techniques could require us to incur costs in the future that would have a negative effect on our financial condition or results of operations.

Import/Export Regulation.  We are subject to significant regulatory oversight of our import and export operations due to the nature of our product offerings.  Penalties for non-compliance can be significant and violations can result in adverse publicity.

Taxes.  We structure our operations to be tax efficient and to make use of tax credits and other incentives.  Nevertheless, changes in tax laws, actual results of operations, final audit of tax returns by taxing authorities, and the timing and rate at which tax credits can be utilized can change the rate at which we are taxed, thereby affecting our financial results and cash flow.

Financial Accounting Standards.  Our financial results can be impacted by new or modified financial accounting standards.

We may incur material losses and costs as a result of product liability claims that may be brought against us.

We face an inherent business risk of exposure to product liability claims in the event that products supplied by us fail to perform as expected or such failures result, or are alleged to result, in bodily injury.  We have purchased insurance with coverage and in amounts that we have determined to be adequate and reasonable in light of our current and planned operations.  However, a successful product liability claim against us in excess of our available insurance coverage or established reserves may have a material adverse effect on our business.

Our earnings, cash flow and financial position are exposed to financial market risks worldwide, including interest rates.

Fluctuations in domestic and world markets could adversely affect interest rates and impact our ability to obtain credit or attract investors.  Such market risk could have a negative impact on future business opportunities including our ability to raise additional capital for planned business expansion.

Catastrophic events such as natural disasters, pandemics, war and acts of terrorism could disrupt our business or the business of our suppliers or customers, and any such disruptions could have a negative impact on our operations, financial results and cash flow.

Our operations are at all times subject to the occurrence of catastrophic events outside our control, ranging from severe weather conditions such as hurricanes, floods, earthquakes and storms, to health epidemics and pandemics, to acts of war and terrorism.  Any such event could cause a serious business disruption that could affect our ability to produce and distribute our products and possibly expose us to third-party liability claims.  Additionally, such events could impact our suppliers, in which event energy and raw materials may be unavailable to us, and our customers, who may be unable to purchase or accept our products and services.  Any such occurrence could have a negative impact on our operations and financial condition.

Our future growth is largely dependent upon our ability to develop new technologies that achieve market acceptance with acceptable margins.

Our businesses operate in global markets that are characterized by rapidly changing technologies and evolving industry standards.  Accordingly, our future growth rate depends upon a number of factors, including our ability to (i) identify emerging technological trends in our target end-markets, (ii) develop and maintain competitive products, (iii) enhance our products by adding innovative features that differentiate our products from those of our competitors, and (iv) develop, manufacture and bring products to market quickly and cost-effectively.

Our ability to develop new products based on technological innovation can affect our competitive position and requires the investment of significant resources.  These development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies or products on a timely basis or that meet the needs of our customers as fully as competitive offerings.  In addition, the markets for our products may not develop or grow as we currently anticipate.  The failure of our technologies or products to gain market acceptance due to more attractive offerings by our competitors could significantly reduce our revenues and adversely affect our competitive standing and prospects.

Protecting our intellectual property is critical to our innovation efforts.

We currently own a number of U.S. patents, however, our intellectual property rights may be challenged, invalidated, unenforceable, infringed upon by third parties, or otherwise compromised including validity challenges through reexamination before the United States Patent Office and/or litigation based upon alleged disclosures in the prior art of our patented concepts or a challenge that one or more of our patents is obvious in view of the prior art. Additionally, or we may be unable to maintain, renew or enter into new licenses of third party proprietary intellectual property as necessary on commercially reasonable terms.  Moreover, under current U.S. patent law, U.S. patents, and the associated rights, expire 20 years after the earliest priority date.  Some of our earliest patents related to FEP are set to expire in 2018.  In some non-U.S. countries, laws affecting intellectual property are uncertain in their application, which can affect the scope or enforceability of our patents and other intellectual property rights.  Any of these events or factors could diminish or cause us to lose the competitive advantages associated with our intellectual property, subject us to judgments, penalties and significant litigation costs, and/or temporarily or permanently disrupt our sales and marketing of the affected products or services.

Risks Related To Our Common Stock

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

Our common stock has historically been quoted on the OTC Bulletin Board® under the ticker symbol “INIS.OB.”  The market for our securities is limited, the price of our stock is volatile, and the risk to investors in our common stock is greater than the risk associated with stock trading on other markets.  These factors may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares.  This could cause our stock price to decline.

Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

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our ability to successfully conceive and develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

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our ability to successfully execute our business plan;

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our ability to retain existing customers and customers’ continued demand for our products and services;

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the timing of our research and development expenditures and of new product introductions;

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the timing and level of acceptance of new products or enhanced versions of our existing products; and

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price and volume fluctuations in the stock market at large which do not relate to our operating performance.

You may suffer dilution upon any future exercise of outstanding options and warrants to purchase our common stock or conversion of outstanding convertible debentures.

As of December 6, 2010, there were approximately 26,700,000 shares of common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $0.16 per share.  An additional 8,773,059 shares of common stock are reserved for issuance under our 2006 Equity Incentive Plan and our Employee Stock Purchase Plan as of September 30, 2010.  We expect to issue additional options to purchase shares of our common stock to compensate employees and consultants, and may issue additional shares to raise capital.  Any such issuances will have the effect of further diluting the interest of the holders of our securities.  Also outstanding as of December 6, 2010, are warrants for the issuance of an additional 56,553,414 shares of common stock.  We also have 425,000 shares of common stock reserved for issuance upon conversion of our issued and outstanding shares of Series B Convertible Redeemable Preferred Stock.

Additionally, we have issued convertible debentures with an aggregate principal balance of $3,075,000, which accrued a fixed sum of interest equal to 6% of the principal amount automatically upon issuance.  These debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price equal to $0.35, subject to certain adjustments.  Upon maturity on August 24, 2011, the outstanding principal amount of the debentures and all accrued but unpaid interest will be converted into common stock at a conversion price equal to the lesser of $0.35 and the average closing price of our common stock for the 120 consecutive trading days up to, but not including, the maturity date, subject to adjustment as set forth in the debentures.  To the extent any of the debentures are outstanding as of the maturity date and are automatically converted pursuant to the terms of the debentures, then investors holding such debentures will receive warrants to purchase the number of shares of common stock equal to one half of the number of shares of common stock issued upon automatic conversion of the debenture.

We currently do not intend to pay dividends on our common stock.

We currently do not plan to pay dividends on shares of our common stock in the near future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates.

Future equity issuances or a sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Because we may need to raise additional capital in the future to construct our depleted UF6 de-conversion and FEP facility, among other things, we may conduct additional equity offerings.  If we or our shareholders sell substantial amounts of our common stock (including shares issued upon the exercise of options and warrants) in the public market, the market price of our common stock could fall.  A decline in the market price of our common stock could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in some of our other public statements contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results.  In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in any other public statements we make may turn out to be inaccurate.  Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain.  Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements.  Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of December 6, 2010 by each person who is known to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.  Except as otherwise indicated, each person named in the tables below has sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by such person.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed above have sole voting and investment power with respect to the shares shown.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of the company.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Kennerman Associates, Inc.(2) 480 Broadway, Suite 310 Saratoga Springs, New York 12866	107,072,480	33.15%
James J. Keane(3) 26 Hillwood Avenue Edison, NJ 08820	17,576,641	5.44%
Marie C. Keane (3) 26 Hillwood Avenue Edison, NJ 08820	15,738,855	4.89%
John M. McCormack(4) 1303 Campbell Road Houston, TX 77055	63,342,730	19.61%
William Nicholson(5) 121 Post Oak Lane, #2105 Houston, TX 77055	23,868,358	7.39%
Firebird Global Master Fund II, Ltd.(6) 152 West 57th Street, 24th Floor New York, New York 10019	32,302,955	9.99%

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
FG2 Advisors, LLC (6) 152 West 57th Street, 24th Floor New York, New York 10019	32,302,955	9.99%
James Passin (6) 152 West 57th Street, 24th Floor New York, New York 10019	32,302,955	9.99%
Harvey Sawikin (6) 152 West 57th Street, 24th Floor New York, New York 10019	32,302,955	9.99%
Ralph M. Richart(7) P.O. Box 35 Oakdale, NY 11769	77,557,285	24.00%

______________________

(1)  Unless otherwise indicated in these footnotes, to the knowledge of the Company, all shares are owned directly.

(2)  Represents shares reported on Schedule 13G/A dated February 16, 2010 for which Kennerman Associates, Inc. has shared dispositive power and includes shares of various investment advisory clients and shares held beneficially by Ralph M. Richart and Christopher Grosso, a principal of Kennerman Associates, Inc. Includes (i) 6,084,444 shares subject to warrants exercisable within 60 days of December 6, 2010, (ii) 3,000,000 shares subject to vested stock options exercisable within 60 days of December 6, 2010, and (iii) 857,144 shares subject to debentures convertible within 60 days of December 6, 2010.

(3)  Includes 15,738,855 shares that are held by Mr. and Mrs. Keane beneficially and jointly, with right of survivorship.  Mr. Keane's shares include 400,000 shares of common stock subject to warrants exercisable within 60 days of December 6, 2010, and 214,286 shares subject to debentures convertible within 60 days of December 6, 2010.

(4)  Includes 22,402,420 shares beneficially owned by family members.  Includes 3,300,000 shares of common stock subject to warrants exercisable within 60 days of December 6, 2010 held by Mr. McCormack and family members and 1,500,000 shares subject to debentures convertible within 60 days of December 6, 2010.

(5)  Includes 1,273,972 shares subject to warrants exercisable within 60 days of December 6, 2010.

(6)  Represents shares reported on Schedule 13D/A dated October 29, 2010 and held by Firebird Global Master Fund II, Ltd., FG2 Advisors, LLC, James Passin and Harvey Sawikin.  Excludes 10,555,555 shares of common stock subject to warrants which are immediately exercisable except to the extent that such conversion or exercise would result in beneficial ownership by the holder thereof of more than 9.9999% of the shares of common stock then issued and outstanding.

(7)  Includes (i) 6,084,444 shares subject to warrants exercisable within 60 days of December 6, 2010, (ii) 3,000,000 shares subject to vested stock options exercisable within 60 days of December 6, 2010, (iii) 428,572 shares subject to debentures convertible within 60 days of December 6, 2010, and (iv) 1,374,866 shares held in a Richart family trust of which Mr. Richart is a co-trustee.  This figure excludes 9,429,730 shares which are owned directly by Mr. Richart’s adult children.

Security Ownership of Management

The following table sets forth information regarding beneficial ownership of the Company's common stock as of December 6, 2010 by each of the Company's directors, executive officer and named executive officer and by the Company's directors and executive officer as a group.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Christopher Grosso(2) (5) 480 Broadway, Suite 310 Saratoga Springs, NY 12866	14,408,778	4.46%
Steve T. Laflin(3)	12,414,410	3.84%
Ralph M. Richart(4) (5) P.O. Box 35 Oakdale, NY 11769	77,557,285	24.00%
Laurie McKenzie-Carter(6)	604,193	*
Executive Officers and Directors as a Group (4 persons)	104,984,666	32.50%

______________________

*    Less than 1%.

(1)  Unless otherwise indicated in these footnotes, to the knowledge of the Company, all shares are owned directly.

(2)  Includes (i) 461,110 shares subject to warrants exercisable within 60 days of December 6, 2010, (ii) 3,000,000 shares subject to vested stock options exercisable within 60 days of  December 6, 2010, (iii) 4,064,873 shares held by family members, and (iv) 428,572 shares subject to debentures held by family members convertible within 60 days of December 6, 2010.  Excludes 96,053,684 shares of common stock owned by various investment advisory clients of Kennerman Associates, Inc. d/b/a Kershner Grosso & Co.

(3)  Mr. Laflin's address is that of the Company.  Includes 11,000,000 shares subject to stock options exercisable within 60 days of December 6, 2010.

(4)  Includes (i) 6,084,444 subject to warrants exercisable within 60 days of December 6, 2010, (ii) 3,000,000 shares subject to vested stock options exercisable within 60 days of December 6, 2010, (iii) 428,572 shares subject to debentures convertible within 60 days of December 6, 2010, and (iv) 1,374,866 shares held in a Richart family trust of which Mr. Richart is a co-trustee.  This figure excludes 9,429,730 shares which are owned directly by Mr. Richart’s adult children.

(5)  Mr. Grosso and Mr. Richart are members of a group pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, because Mr. Grosso has investment power of the shares owned by Mr. Richart.  The beneficial ownership number and percentage set forth in the table above for Mr. Grosso excludes 87,861,881 shares beneficially owned by Mr. Richart, his children or other family trusts.  Mr. Grosso disclaims beneficial ownership of shares owned by Mr. Richart, his children or other family trusts.

(6)  Ms. McKenzie-Carter's address is that of the Company.  Includes 600,000 shares subject to stock options exercisable within 60 days of December 6, 2010.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Shareholders” to resell such shares. We will not receive any proceeds from the sale of shares by the selling shareholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders.  It is unlikely that any outstanding warrants will be exercised for cash because they contain net exercise provisions that allow the holder to forgo some of the shares that would otherwise be received in order to pay the exercise price. However, if all of the outstanding warrants were exercised for cash, the gross proceeds to us would be $11.63 million (exclusive of related expenses). The actual exercise of any of these securities however is beyond our control and depends on a number of factors, including the market price of our common stock. The net proceeds, if any, from the exercise of these securities will be used for general corporate purposes.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “INIS.OB.”  High asked prices and low bid prices reported by the OTC Bulletin Board during the periods indicated are shown below, which reflect inter-dealer prices, without retail markup, mark-down, or commission and my not reflect actual transactions:

Fiscal Year	Quarter	High Asked	Low Bid

2010	1st	$0.59	$0.38
2010	2nd	$0.53	$0.35
2010	3rd	$0.45	$0.28
2010	4th (through December 10, 2010)	$0.35	$0.24

2009	1st	$0.40	$0.17
2009	2nd	$0.39	$0.25
2009	3rd	$0.73	$0.24
2009	4th	$0.70	$0.44

2008	1st	$1.15	$0.77
2008	2nd	$0.85	$0.63
2008	3rd	$0.82	$0.50
2008	4th	$0.49	$0.16

On December 7, 2010, there were 525 holders of record of our common stock.  We have never paid any cash dividends on our common stock.  In the future, and based upon our profit performance, our Board of Directors will evaluate and determine whether to issue dividends or retain funds for research and development and expansion of our business.  It is unlikely that we will pay any dividends to shareholders for the foreseeable future.

SELLING SHAREHOLDERS

We issued 29,075,000 units on October 29, 2010 for a purchase price of $0.20 per unit.  Each unit consists of (i) one share of the Company’s common stock and (ii) a common stock purchase warrant to purchase one share of our common stock at an exercise price of $0.40 per share (subject to adjustment as set forth in the warrants).  The warrants expire on October 29, 2015.  Pursuant to the registration rights agreement entered into in connection with the issuance among us and the selling shareholders, we agreed to file this registration statement with the SEC to register the disposition of the shares of our common stock we issued to those stockholders and the shares of common stock issuable upon exercise of the warrants and to keep the registration statement effective until the earlier of (i) the date at which time the selling shareholders may sell all of the shares issued and the shares of common stock issuable upon exercise of the Warrants covered by this Registration Statement without restriction pursuant to Rule 144 promulgated under the Securities Act of 1933 or (ii) the date on which the selling shareholders shall have sold all such securities covered by this registration statement.  The documents relating to the private placement are attached as exhibits to the Current Report on Form 8-K filed November 1, 2010 with the Securities and Exchange Commission.

The following table sets forth: (1) the name of each of the selling shareholders; (2) the number of shares of our common stock beneficially owned by each such selling shareholder prior to this offering; (3) the number of shares of our common stock covered by this prospectus; (4) the number of shares of our common stock beneficially owned upon completion of this offering, and (5) the percentage (if one percent or more) of common stock beneficially owned by each such selling shareholder after this offering, assuming all of the shares covered hereby are sold.  Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC, and generally includes those shares a selling shareholder has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days.  The selling shareholders may decide to sell all, some, or none of the shares of common stock covered hereby. Accordingly, we cannot provide any estimate of the number of shares of our common stock that any of the selling shareholders will hold once the offering is complete.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this registration statement will be held by the selling stockholders.  The calculation of the percentage owned is based on 323,032,866 shares outstanding on December 7, 2010.

Security Ownership of Certain Beneficial Owners

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock Being Registered for Resale	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage

Barbara S. Meister TR The Meister Non-Exempt Marital TR U/A 11/17/83	500,000(3)	*	500,000	--	--

Brad K. Carr + Roxane Carr JT TEN	500,000(4)	*	500,000	--	--

Brian Carr & Kari M. Carr TR Carr Family Revoc Living Trust U/A 7/28/06	500,000(5)	*	500,000	--	--

Carolyn R. Long	500,000(6)	*	500,000	--	--

Chris Bougeokles	100,000(7)	*	100,000	--	--

Christopher Rieger TOD Ramona S. Rieger Subject To STA TOD Rules	100,000(8)	*	100,000	--	--

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock Being Registered for Resale	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage

Clearpath LLC	500,000(9)	*	500,000	--	--

Cooper Barrons	1,039,000(10)	*	250,000	789,000	--

Corey Shannon McNamee	500,000(11)	*	500,000	--	--

Corrie Crofts Craig	500,000(12)	*	500,000	--	--

Damon Suter Malinda Suter TR The Suter Family Trust U/A 4/12/02	1,000,000(13)	*	1,000,000	--	--

Daniel Patrick McCormack TOD John W McCormack Subject To STA TOD Rules	10,951,210(14)	3.39%	500,000	10,451,210	3.24%

David Brisbin P/ADM White Pine Productions DBPP David Brisbin	500,000(15)	*	500,000	--	--

David Kratochvil	512,444(16)	*	512,444	--	--

Donald Girard Clark JR + Debra L. Clark JT TEN	500,000(17)	*	500,000	--	--

Earl Peeples P/ADM Ortho Arkansas PSP	500,000(18)	*	500,000	--	--

Firebird Global Master Fund II LTD	32,302,955(19)	9.99%	3,000,000	29,302,955	9.07%

George Feldman	1,000,000(20)	*	1,000,000	--	--

Heidi W. Kiene + Kevin Kiene JT TEN	1,000,000(21)	*	1,000,000	--	--

Hemant Kathuria P/ADM H. Kathuria Investments II P Plan	300,000(22)	*	300,000	--	--

Henry Louis Schairer Jr.	500,000(23)	*	500,000	--	--

James Bacon TR James V. Bacon Trust U/A 9/14/95 UAD 03/26/09	1,500,000(24)	*	1,500,000	--	--

James E. & James K. Furber TR Furber Family U/A 1/18/07 FBO Trust A Restated	1,000,000(25)	*	1,000,000	--	--

James E. & James K. Furber TR Furber Family U/A 1/18/07 FBO Trust B Restated	1,000,000(2)	*	1,000,000	--	--

James Howard Thomas	250,000 (27)	*	250,000	--	--

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock Being Registered for Resale	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage

James Kevin Furber & Laura Phipps Furber TTEE Furber Family Trust U/A 7/25/01	500,000(28)	*	500,000	--	--

Jeff Blackburn	500,000(29)	*	500,000	--	--

John M. McCormack + Maryanne McCormack JT TEN	63,342,730(30)	19.61%	500,000	62,842,730	19.45%

John Paul Dejoria TR John Paul Dejoria Family Trust U/A 4/21/04,	2,830,296(31)	*	2,000,000	830,296	--

John R. Downs	250,000(32)	*	250,000	--	--

John W. McCormack TOD Daniel Patrick McCormack Subject to STA TOD Rules	63,342,730(33)	19.61%	500,000	62,842,730	19.45%

Jonathan Edwards + Virginia C. Adams JT TEN	500,000(34)	*	500,000	--	--

Joseph A. & Pamela M. Panella TR Joseph A. & Pamela M. Panella Living TR 1 U/A 5/11/04	750,000(35)	*	750,000	--	--

Joseph McCarthy + Miki McCarthy TEN COM TOD Fiona McCarthy Subject to STA TOD Rules	500,000(36)	*	500,000	--	--

Josh D. Bradbury & Susan Bradbury TR Bradbury Revocable TR U/A 12/28/93	1,500,000(37)	*	1,500,000	--	--

Josh D. Bradbury Jr. TR Josh D. Bradbury Jr. IRREV Trust U/A 5/1/01	1,500,000(38)	*	1,500,000	--	--

Karen Head	1,000,000(39)	*	1,000,000	--	--

KK Swogger Asset Management	800,000(40)	*	800,000	--	--

Manuel Cohen	250,000(41)	*	250,000	--	--

Mark Dugger P/ADM The Allstates Drywall Inc. EE S T	1,000,000(42)	*	1,000,000	--	--

Meagan Anne McCormack TOD Daniel Patrick McCormack Subject to STA TOD Rules	10,951,210(43)	3.39%	500,000	10,451,210	3.24%

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock Being Registered for Resale	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage

Michael J. Hanratty + Lynsay F. Hanratty TEN ENT	1,000,000(44)	*	1,000,000	--	--

Mitchell F. Mayer TOD Janine Jameson Mayer Subject to STA TOD Rules	640,000(45)	*	500,000	--	--

Mitchell Martin + Deborah Martin TEN ENT	500,000(46)	*	500,000	--	--

NFS/FMTC IRA FBO Bert Jude Huntsinger	500,000(47)	*	500,000	--	--

NFS/FMTC IRA FBO Diane D. Spolum	500,000(48)	*	500,000	--	--

NFS/FMTC IRA FBO George Bernard Feldman	1,000,000(49)	*	1,000,000	--	--

NFS/FMTC IRA FBO Helga L. Fuenfhausen	1,000,000(50)	*	1,000,000	--	--

NFS/FMTC Rollover IRA FBO Paul Harper Zink	500,000(51)	*	500,000	--	--

NFS/FMTC Rollover IRA FBO Gerald Mona	500,000(52)	*	500,000	--	--

NFS/FMTC Rollover IRA FBO Kenneth Henry Nass	1,200,000(53)	*	1,200,000	--	--

NFS/FMTC Rollover IRA FBO Mark Stefanelli	500,000(54)	*	500,000	--	--

NFS/FMTC Rollover IRA FBO Ralph Dale Edson	500,000(55)	*	500,000	--	--

NFS/FMTC Rollover IRA FBO Robert M. Weissberg	500,000(56)	*	500,000	--	--

NFS/FMTC Rollover IRA FBO Thomas Aaron Ladner	500,000(57)	*	500,000	--	--

NFS/FMTC Rollover IRA FBO William Gordon McBean	1,012,444(58)	*	1,012,444	--	--

NFS/FMTC SEP IRA FBO Carter Laren	1,000,000(59)	*	1,000,000	--	--

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock Being Registered for Resale	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage

NFS/FMTC SEP IRA FBO James Curtis Brown	500,000(60)	*	500,000	--	--

NFS/FMTC SEP IRA FBO Terry Alan Crews	600,000(61)	*	600,000	--	--

Pamela Harrington Munro	500,000(62)	*	500,000	--	--

Patrick Mullen TR Patrick Mullen Separate PRPRTY TR U/A 7/13/01	500,000(63)	*	500,000	--	--

Paul DiPaolo & Nancy L. Worthington TR DiPaolo Worthington Family TR U/A 1/31/08	500,000(64)	*	500,000	--	--

Peter D. Schiff	2,412,445(65)	*	2,312,445	100,000	*

PWC Holdings	500,000(66)	*	500,000	--	--

Quincy Murphy Inc.	500,000(67)	*	500,000	--	--

Reisner Millennium INVST LLC	500,000(68)	*	500,000	--	--

Richard Potapchuk	3,000,000(69)	*	3,000,000	--	--

Robert Neal Spady + Linda Spady JT TEN	500,000(70)	*	500,000	--	--

Steve Smith	500,000(71)	*	500,000	--	--

Susan K. Hurt & Mark A. Hurt TR Susan K. Hurt Living Trust U/A 4/30/00	500,000(72)	*	500,000	--	--

Taslimi Construction Co Inc.	5,000,000(73)	1.55%	5,000,000	--	--

Thomas E. Thompson	250,000 (74)	*	250,000	--	--

Thomas John Pray	500,000(75)	*	500,000	--	--

Timothy Crane TR Timothy R. Crane Trust U/A 12/6/04	1,000,000(76)	*	1,000,000	--	--

William Bradley P/ADM Bradley Anesthesiology PSP	500,000(77)	*	500,000	--	--

William Wiley Marianne Wiley TR Wiley Family Living Trust U/A 7/19/95	500,000(78)	*	500,000	--	--

Yellowstone Holdings	500,000(79)	*	500,000	--	--

* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) Except as otherwise indicated, each selling shareholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it.  The numbers and percentages shown include (a) the shares of common stock actually owned as of October 20, 2010, and (b) the shares of common stock which the person or group had the right to acquire upon the exercise of warrants.  In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire upon the exercise of the warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(2) We do not know the extent to which the selling shareholders will sell any of the securities being registered hereby.

(3) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(4) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(5) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(6) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(7) Includes 50,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(8) Includes 50,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(9) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(10) Includes 125,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(11) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(12) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(13) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(14) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(15) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(16) Includes 512,444 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(17) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(18) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(19) Represents shares reported on Schedule 13D/A dated October 29, 2010 and held by Firebird Global Master Fund II, Ltd., FG2 Advisors, LLC, James Passin and Harvey Sawikin.  Excludes 10,555,555 shares of common stock subject to warrants which are immediately exercisable except to the extent that such conversion or exercise would result in beneficial ownership by the holder thereof of more than 9.9999% of the shares of common stock then issued and outstanding.

(20) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(21) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(22) Includes 150,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(23) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(24) Includes 750,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(25) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(26) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(27) Includes 125,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(28) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(29) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(30) Includes 22,402,420 shares beneficially owned by family members.  Includes 3,300,000 shares of common stock subject to warrants exercisable within 60 days of December 6, 2010 held by Mr. McCormack and family members and 1,500,000 shares subject to debentures convertible within 60 days of December 6, 2010.

(31) Includes 1,000,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(32) Includes 125,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(33) Includes 22,402,420 shares beneficially owned by family members.  Includes 3,300,000 shares of common stock subject to warrants exercisable within 60 days of December 6, 2010 held by Mr. McCormack and family members and 1,500,000 shares subject to debentures convertible within 60 days of December 6, 2010.

(34) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(35) Includes 375,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(36) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(37) Includes 750,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(38) Includes 750,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(39) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(40) Includes 400,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(41) Includes 125,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(42) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(43) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(44) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(45) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(46) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(47) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(48) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(49) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(50) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(51) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(52) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(53) Includes 600,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(54) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(55) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(56) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(57) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(58) Includes 762,444 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(59) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(60) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(61) Includes 300,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(62) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(63) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(64) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(65) Includes 1,412,445 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(66) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(67) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(68) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(69) Includes 1,500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(70) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(71) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(72) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(73) Includes 2,500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(74) Includes 125,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(75) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(76) Includes 500,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(77) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(78) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

(79) Includes 250,000 of shares subject to warrants exercisable within 60 days of December 6, 2010.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this registration statement is declared effective by the Commission;

•

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers.  Each selling shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.  The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.  The following summary of some of the terms relating to our common stock, preferred stock, Restated Certificate of Formation and bylaws is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully and consider our Certificate of Formation and bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and the applicable provisions of the Texas Business Organizations Code.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the common shareholders. The holders of our common stock are not entitled to cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock will be entitled to elect all of the directors standing for election.  Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors may declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of or provision for our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The board of directors also has the authority to fix the designations, voting powers, preferences, privileges and relative rights and the limitations of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting, economic and other rights of the holders of common stock.

Anti-Takeover Effects of Certain Provisions of our Restated Certificate of Formation, Bylaws and Texas Law

Provisions of our Restated Certificate of Formation, our bylaws and Texas law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our shareholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us.

Authorized but Unissued Shares of Common Stock and Preferred Stock.    Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without shareholder approval. As noted above, our board of directors, without shareholder approval, has the authority under our Restated Certificate of Formation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of common or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Special Meetings of Shareholders.     Our bylaws provide that special meetings of our shareholders may be called only by the Chairman of the board of directors, by a majority of our board of directors or by the holders of not less than 10% of the shares entitled to vote at such meeting.

Amendment of Bylaws.    Our directors are expressly authorized to amend our bylaws.

Business Combinations Under Texas Law. Section 21.606 of the Texas Business Organizations Code (the “TBOC”) imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the affiliated shareholder becoming an affiliated shareholder. Section 21.606 prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between a shareholder beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholder being defined as an affiliated shareholder) for a period of three years following the date the shareholder acquired the shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to a transaction with an affiliated shareholder if such transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares or if the affiliated shareholder was an affiliated shareholder prior to December 31, 1996 and continued as such through the date of the transaction. Section 21.607 contains a provision that allows a corporation to elect out of the statute by an amendment to its articles of incorporation or bylaws prior to December 31, 1997. Section 21.606 could have the effect of delaying, deferring or preventing a change in control of the Company.

The above discussion of the Texas Business Organizations Code, our Restated Certificate of Formation, and bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Certificate of Formation and bylaws, respectively.

Registration Rights

Pursuant to certain securities purchase agreements between us and purchasers of our securities, certain shareholders are entitled to registration rights if they are unable, at any time following the six-month holding period provided in Rule 144, to sell their common stock pursuant to Rule 144.  Upon the demand by such shareholders, we are required to register all of the common stock held by such shareholders within 45 days from such demand.  The registration must be effective 120 days after the date of such demand.  Such shareholders are also entitled to “piggyback” registration rights, which are subject to conditions and limitations, including the right of the underwriters of a public offering to limit the number of shares included in the registration statement and the ineligibility of such shareholders to “piggyback” if the shares are eligible for sale pursuant to Rule 144.  The registration rights provisions contain customary indemnification and contribution provisions.

A majority of the holders of such securities that are entitled to “piggyback” registration rights have waived their rights to participate in this offering or have their shares included in the registration statement of which this prospectus forms a part.

Pre-emptive Rights

Our shareholders are not entitled to pre-emptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Shareholder Services, Inc. Its address is 250 Royall Street, Canton, Massachusetts 02021.

OTC Bulletin Board® Quotation

Our common stock is quoted on the OTC Bulletin Board® under the ticker symbol “INIS.OB.”

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Hansen, Barnett & Maxwell, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC's Internet site can be found at www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.internationalisotopes.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus and shall not be deemed to be incorporated by reference into the registration statement of which this prospectus is part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. You should read the information incorporated by reference for more detail. We list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus.

We incorporate by reference into this prospectus the documents listed below, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 17, 2010;

•

our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 16, 2010;

•

our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 5, 2010;

•

the  description  of the Common  Stock that is  contained in the Company's  Registration  Statement  on Form 8-A dated  August 1, 1997,  filed pursuant to Section 12 of the Exchange Act, and all amendments  thereto  and  reports  which have been filed for the purpose of updating such description;

•

our Current Reports on Form 8-K, filed with the Commission on April 20, 2010, May 27, 2010, June 23, 2010, July 21, 2010, August 3, 2010, August 10, 2010, November 1, 2010, and November 2, 2010; and

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2010 and subsequently amended on June 7, 2010 in connection with the 2009 annual meeting of shareholders that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2009.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester.  Requests should be directed to Steve Laflin, President and Chief Executive Officer, at our principal offices, which are located at 4137 Commerce Circle, Idaho Falls, Idaho 83401; telephone number (208) 524-5300; or to the Company’s general email address: admin@intisoid.com.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. That registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet website.

You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

INTERNATIONAL ISOTOPES INC.

59,687,333 Shares

Common Stock, par value $0.01

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PROSPECTUS

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        January 5, 2011